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                                                                   EXHIBIT 99(A)

                              [NEWCOR LETTERHEAD]



FOR IMMEDIATE RELEASE

                       NEWCOR, INC. ANNOUNCES ADOPTION OF
                             STOCKHOLDER RIGHTS PLAN
                       AND AMENDMENTS TO COMPANY'S BYLAWS


     BLOOMFIELD HILLS, MI: December 28, 1999 - Newcor, Inc. (Amex-NER) (the "Company") announced today that the Company adopted a Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of common stock, par value $1.00 per share, of the Company held by stockholders of record as of the close of business on January 12, 2000. In addition, the Board of Directors of the Company adopted various amendments to the Company's bylaws, providing for procedures and other provisions in connection with stockholder proposals, director nominations, special meetings, actions by written consent and other matters.

     Pursuant to the terms of the Rights Plan, each Right will entitle stockholders to buy one unit of a share of preferred stock for $10.50. The Rights will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Company's common stock, if a person or group commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Company's common stock or if the Board of Directors determines that a person or group, having obtained beneficial ownership of at least 10% of the Company's common stock, is seeking short-term financial gain which would not serve the long-term interests of the Company or whose ownership is causing or is likely to cause a material adverse impact on the Company (an "Adverse Person").

     If any person becomes the beneficial owner of 15% or more of the Company's common stock, other than pursuant to a tender or exchange offer for all outstanding shares of the Company approved by a majority of the independent directors not affiliated with a 15%-or-more stockholder, or the Board of Directors determines that any person or group is an Adverse Person, then each Right not owned by a 15%-or-more stockholder or Adverse Person, as the case may be, or related parties will entitle its holder to purchase, at the Right's then current exercise price, shares of the Company's common stock (or, in certain circumstances as determined by the Board, cash, other property, or other securities) having a value of twice the Right's then current exercise price. In addition, if after any person has become a 15%-or-more stockholder, the Company is involved in a merger or other business combination transaction with another person in which the Company does not survive or in which its common stock is changed or exchanged, or sells 50% or more of its assets or earning power to another person, each Right will entitle its holder to purchase, at the Right's then current


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exercise price, shares of common stock of such other person having a value of twice the Right's then current exercise price.

     The Company will generally be entitled to redeem the Rights at $0.001 per Right at any time prior to 10 days (subject to extension) following a public announcement that a 15% position has been acquired. The Company will not be entitled, however, to redeem the Rights following a determination by the Board of Directors that any person or group is an Adverse Person. The Rights Plan will expire in January 2010.

     The bylaw amendments adopted by the Board of Directors include provisions relating to director nominations and other matters for consideration at annual stockholder meetings. In order for a stockholder nomination or other matter to be considered, notice must be received by the Company within a 90 to 120-day period prior to the anniversary of the previous annual meeting (the 1998 annual meeting was held on April 21, 1999).

     A Form 8-K describing the Stockholder Rights Plan and the bylaw amendments will be filed with the Securities and Exchange Commission. The Form 8-K will include a copy of the Rights Agreement containing the full text of the Stockholder Rights Plan as an exhibit.

     Newcor, headquartered in Bloomfield Hills, Michigan, designs and manufactures precision machined and molded rubber and plastic products as well as custom machines and manufacturing systems. Newcor is listed on the AMEX under the symbol NER.

     Certain information contained herein includes information that is forward-looking. The matters referred to in forward-looking statements may be affected by the risks and uncertainties involved in the Company's business. These forward-looking statements are qualified in their entirety by the cautionary statements contained in the Company's Securities and Exchange Commission filings.


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